 Exhibit 99.1

Contact:
AzurRx BioPharma
Martin Krusin –Vice President
Phone: + 1 646-699-7855
Email:mkrusin@azurrx.com

AzurRx BioPharma Announces Pricing of Initial Public Offering

Brooklyn, NY – October 11, 2016 – AzurRx BioPharma Inc. (NASDAQ: AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, announced today that its initial public offering of 960,000 shares of common stock has been priced at $5.50 per share. Total gross proceeds from the offering will be $5,280,000.

The shares will begin trading on October 11, 2016 on the NASDAQ Capital Market under the ticker symbol "AZRX." The underwriters have a 45-day option to purchase up to 144,000 additional shares of common stock from AzurRx to cover over-allotments, if any. The Company intends to use the net proceeds of the offering to conduct the necessary validation testing on the MS1819 capsules that will be used in future clinical studies, to conduct the phase 2a trial, and for working capital and general corporate purposes.

WallachBeth Capital, LLC and Network1 Financial Securities, Inc. acted as co-book running managers and ViewTrade Securities Inc. acted as a co-manager for the offering.

AzurRx’s registration statement relating to these securities was declared effective as of October 11, 2016 by the U.S. Securities and Exchange Commission. Copies of the final prospectus may be obtained on the SEC’s website, www.sec.gov, and by contacting WallachBeth Capital, LLC, Attention: Capital Markets, 100 Wall Street, Suite 6600, New York, NY 10005, by telephone at 646-998-7605, or by email at cap-mkts@wallachbeth.com or Network 1 Financial Securities, Inc., Attention: Keith Testaverde, by telephone at 800-886-7007 or by mail at 2 Bridge Avenue, Suite 241, Redbank, NJ 07701.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AzurRx BioPharma, Inc.:
AzurRx BioPharma, Inc. (NASDAQ: AZRX) aims to become a leader in developing non-systemic, recombinant protein therapies for the treatment of gastrointestinal diseases and related conditions. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the company’s lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infection. The company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France.

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760 Parkside Avenue Downstate Biotechnology Incubator Suite 217 Brooklyn, NY 11226
646-699-7855 info@azurrx.com